EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Aerkomm Inc.

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 19, 2017, in the Registration Statement (Form S-1) and related Prospectus of Aerkomm Inc. for the registration of shares of its common stock.

/s/ Chan & Fan

Chan & Fan Accountancy Corporation

San Jose, California

June 26, 2017